Exhibit 99.1

MEDEFILE INTERNATIONAL ANNOUNCES FIRST QUARTER 2012 RESULTS

BOCA RATON, FL – (Marketwire) – May 16, 2012 – MedeFile International, Inc. (OTCQB: MDFI), a leader in Internet-enabled Personal Health Record (iPHR) management solutions, announced its financial results for the first quarter reporting period, ended March 31, 2012.

Financial Highlights for Three Months Ended March 31, 2012 Compared to Three Months Ended March 31, 2011:

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Revenues totaled $13,714, down 90% from $132,102.  The decrease in revenues was largely attributable to the Company’s shift in marketing strategy – which occurred in mid-2011, providing for MedeFile to solely concentrate on winning large, wholesale opportunities with large medical practice groups and institutions, insurance companies, law firms, trade unions, affinity groups and other notable organizations capable of enrolling thousands of subscribers onto the MedeFile iPHR system simultaneously.

o	In April 2012, the Company announced its first major 90-day pilot program with Promise Healthcare, a leading national long-term acute hospital company employing 3,000 people.

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MedeFile also reported in April that it signed Medical Specialists of the Palm Beaches, providing for MSPB’s 75+ physicians to leverage their influence with their collective patient base of more than 200,000 people to encourage them to enroll in MedeFile as their personal health record management solution.

•	Operating expenses declined 52%, decreasing to $247,371 from $516,820.

•	Consequently, the net loss totaled $233,723, or $0.00 per basic and diluted share, representing a 48% decrease from a net loss of $448,193, or $0.00 per basic and diluted share.

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As of March 31, 2012, cash totaled $30,344; and there was zero long term debt.  Subsequent to the end of the first quarter of 2012, MedeFile raised gross cash proceeds of $900,000 via three separate private placements.  The first private equity transaction provided for the placement of 100,000 shares of Series B Preferred Stock for $100,000; the second transaction provided for the placement of 5,000,000,000 shares of common stock for an aggregate purchase price of $500,000; and the third transaction provided for the placement of 3,000,000,000 shares of common stock for an aggregate purchase price of $300,000.

For more detailed information relating to the Company’s first quarter 2012 results and the noted private placement transactions completed subsequent to the end of the quarter, please refer to the financial statements included with this press release and the related disclosure documents, including the 10Q for the period ended March 31, 2012, filed with the US Securities & Exchange Commission at www.sec.gov.

FINANCIAL CHARTS FOLLOW

MEDEFILE INTERNATIONAL, INC.
CONSOLIDATED BALANCE SHEETS

	Unaudited
	March 31,	December 31,
Assets	2012	2011
Current assets
Cash	$30,344	$198,173
Accounts receivable, net	1,893	617
Inventory	53,859	53,925
Merchant services reserve	64,320	62,530
Prepaid insurance	-	1,055
Total current assets	150,416	316,300
Website development, net of accumulated amortization	20,982	26,227
Furniture and equipment, net of accumulated depreciation	7,927	10,278
Intangibles	1,339	1,339
Total assets	$180,664	$354,144

Liabilities and Stockholders' Equity
Accounts payable and accrued liabilities	$200,589	$180,244
Cash overdraft	-	-
Deferred revenues	6,894	9,855
Total Current Liabilities	207,483	190,099

Stockholders' Equity
Preferred stock, $.0001 par value: 10,000,000 authorized,
no shares issued and outstanding	-	-
Common stock, $.0001 par value: 75,000,000,000 authorized;
4,019,830,281 and 3,958,258,852 shares issued and outstanding on
December 31, 2011 and 2010, respectively	401,983	395,826
Common stock payable	-	24,000
Additional paid in capital	18,046,851	17,986,149
Accumulated deficit	(18,475,653)	(18,241,930)
Total stockholders' equity	(26,819)	164,045
Total liability and stockholders' equity	$180,664	$354,144

MEDEFILE INTERNATIONAL, INC.
STATEMENT OF OPERATIONS
 (Unaudited)

	For the Three	For the Three
	Months	Months
	Ended	Ended
	March 31,	March 31,
	2012	2011
Revenue	$13,714	$132,102

Cost of goods sold	66	63,475
Gross profit	13,648	68,627

Operating expenses
Selling, general and administrative expenses	239,774	379,120
Marketing expense	-	129,854
Depreciation and amortization expense	7,597	7,846
Total operating expenses	247,371	516,820

Loss from operations	(233,723)	(448,193)

Other income (expenses)	-	-

Loss before income tax	(233,723)	(448,193)
Provision for income tax	-	-
Net loss	$(233,723)	$(448,193)

Net loss per share: basic and diluted	$(0.00)	$(0.00)

Weighted average share outstanding	3,977,538,217	3,450,021,410
basic and diluted

About MedeFile International, Inc.
Headquartered in South Florida, MedeFile has developed and globally markets a proprietary, patient-centric, iPHR (Internet-enabled Personal Health Record) system for gathering, digitizing and organizing medical records so that individuals can have a comprehensive record of all of their medical visits.  MedeFile's primary product is its web-based MedeFile solution, a highly secure system for gathering, maintaining, accessing and sharing personal medical records.  Interoperable with most electronic medical record management systems marketed to the healthcare industry, the MedeFile solution is designed to gather all of its members' actual medical records and create a single, comprehensive Electronic Health Record (EHR) that is accessible 24 hours a day, seven days a week by the member and the member’s authorized users on any web-enabled device (PC, cell phone, smartphone, e-reader) and portable MedeDrive unit. For more information about MedeFile and its annual subscription-based programs, please visit www.medefile.com.  You can also follow the Company on Facebook!

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. The actual future results of MedeFile could differ significantly from those statements. Factors that could cause actual results to differ materially include risks and uncertainties such as the inability to finance the Company's operations or expansion, inability to hire and retain qualified personnel, changes in the general economic climate, including rising interest rates, and unanticipated events such as terrorist activities. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of such terms, or other comparable terminology. These statements are only predictions. Although we believe that the expectations reflected in the forward-looking statements are reasonable, such statements should not be regarded as a representation by the Company, or any other person, that such forward-looking statements will be achieved. We undertake no duty to update any of the forward-looking statements, whether as a result of new information, future events or otherwise. In light of the foregoing, readers are cautioned not to place undue reliance on such forward-looking statements. For further risk factors associated with our Company, review our SEC filings.

FOR ADDITIONAL INFORMATION, PLEASE CONTACT:
Elite Financial Communications Group, LLC
Dodi B. Handy, President and CEO (Twitter: dodihandy)
For Media: Kathy Addison, COO (Twitter: kathyaddison)
 (407) 585-1080 or via email at MDFI@efcg.net

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